     DARLING INGREDIENTS INC.    EXHIBIT 10.1

PERFORMANCE UNIT AWARD AGREEMENT
SECTION 1.     GRANT OF AWARD.
On the terms and conditions set forth in this Performance Unit Award Agreement, including Appendix A and B attached hereto (together with any applicable terms contained in any other Addendum hereto, this “Agreement”), Darling Ingredients Inc. (the “Company”) hereby grants to the undersigned individual (the “Grantee”) performance-based restricted stock units (the “Performance Units”) as specified below, each of which represents a contingent right to acquire a share of common stock of the Company, $0.01 par value per share (a “Share”) at a future date after such Performance Unit has become vested, with a target opportunity equal to _______ Performance Units (the “Target Award”).
This award is granted under and subject to the terms of the Darling Ingredients Inc. 2017 Omnibus Incentive Plan (the “Plan”), which is incorporated herein by this reference. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.
SECTION 2. VESTING.
(a)General. Subject to the requirements of Sections 2(b) and 2(c), the Grantee shall vest in his or her Performance Units based on the achievement of the performance-based conditions, as determined pursuant to Appendix A of this Agreement.
(b)Written Certification of Performance Results. Following the end of the Performance Period, the Committee shall determine the vesting percentage in accordance with the terms of this Agreement. The vesting and settlement of the Performance Units is conditioned on the Committee first certifying in writing the performance results for the applicable Performance Period.
(c)Employment Requirement. No Performance Units shall become earned and vested following the Grantee’s separation from Service during the Performance Period, except as expressly provided in Section 2(d) below.
(d)Termination of Service. Except as otherwise provided in this Section, if the Grantee’s Service terminates prior to the end of the Performance Period for any reason, then the Performance Units shall be immediately forfeited.
(i)Termination Due to Death or Disability. If the Grantee’s Service terminates as a result of the Grantee’s death or Disability prior to the end of the Performance Period, then the Grantee shall vest in a prorated portion of the Target Award, with such proration determined by multiplying the Target Award by the Pro-Rata Fraction. Subject to Sections 3(b) and 4(n), within 60 days following the date of the Grantee’s termination of Service due to death or Disability, the Company shall issue or deliver Shares for the number of Performance Units that vest pursuant to this Section 2(d)(i) to the Grantee or Grantee’s beneficiary, as applicable.
(ii)Termination without Cause, for Good Reason or due to Retirement. If the Company terminates the Grantee’s Service without Cause or the Grantee terminates his or her Service for Good Reason or due to Retirement prior to the end of the Performance Period, then the Grantee shall be eligible to vest in a prorated portion of the Performance Units, with such proration determined by multiplying the number of Performance Units determined based on actual performance through the end of the Performance Period, as determined in accordance with Appendix A, by the Pro-Rata Fraction; provided, however, that if the Grantee terminates due to Retirement after providing six-months’ advance written notice of Retirement to the Company, then the number of Performance Units that are eligible to vest shall not be adjusted for the Pro-Rata Fraction. Subject to Sections 3(b) and 4(n), the vested Performance Units shall be settled in Shares within 60 days following the end of the Performance Period; provided, however, if the Grantee becomes eligible to receive a pro-rata award pursuant to this Section 2(d) and a Change of Control occurs following such termination of Service and prior to the end of the Performance Period, then the Grantee shall be eligible to vest in a prorated portion of the Performance Units, with such proration determined by multiplying the number of Performance Units determined based on the deemed attainment level of the performance goals as determined in accordance with Section 2(e), by the Pro-Rata Fraction, and the vested Performance Units shall be settled within thirty (30) days following such Change of Control; provided, however, that if the Grantee terminates due to Retirement after providing six-months’ advance written notice of Retirement to the Company, then the number of Performance Units that are eligible to vest shall not be adjusted for the Pro-Rata Fraction.
(e)Change of Control. If a Change of Control occurs prior to the end of the Performance Period, then the number of Performance Units that are eligible for vesting shall be based on the greater of (i) the projected level of performance through the end of the Performance Period, as determined by the Committee prior to the date of the Change of Control based on performance through the date of such determination, and (ii) the Target Award, and the Performance Units shall be settled as follows: (A) if the Grantee remains in continuous Service through the end of the Performance Period, then the vested Performance Units shall be settled in accordance with Section 3(a), and (B) if, prior to the end of the Performance Period and following such Change of Control, the Grantee’s continuous Service is terminated by the Company without Cause, due to death or Disability or by the Grantee for Good Reason or due to Retirement, then the vested Performance Units shall be settled within 60 days following such termination of Service, subject to Sections 3(b) and 4(n). Notwithstanding the foregoing, if the Performance Units are not effectively assumed or continued by the surviving or acquiring corporation in such Change of Control (as determined by the Committee prior to the date of the Change of Control), then the vested Performance Units shall, subject to Section 3(b) be distributed within thirty (30) days of such Change of Control; provided, however, if the Performance Units constitute “nonqualified deferred compensation within the meaning of Section 409A of the Code and the Change of Control was not a “change in control event” within the meaning of Section 409A of the Code or to the extent distribution would be impermissible under Section 409A of the Code, then the vested Performance Units shall be settled upon the earlier to occur of (A) the date specified in Section 3(a) and (B) the Grantee’s termination of Service, subject to Sections 3(b) and 4(n).
(f)Fractional Shares. Only a whole number of Shares will be issued in respect of vested Performance Units.  If the number of Performance Units that are scheduled to vest pursuant to Appendix A is with respect to a fractional number of Shares, such number of Shares shall be rounded down to the nearest whole number, with any fractional portion forfeited.
(g)Forfeiture. To the extent any of the Performance Units fail to vest under this Section 2, then such Performance Units shall be immediately forfeited and all of the Grantee’s rights to receive Shares pursuant to such Performance Units shall immediately terminate without any payment of consideration by the Company.
SECTION 3. SETTLEMENT.
(a)Settlement in Shares. Subject to Sections 2, 3(b) and 4(n) of this Agreement, settlement of the vested Performance Units, if any, shall be effected in the form of issuance of whole Shares to the Grantee, as soon as practicable following the end of the Performance Period (but in any event, subject to Section 3(b), no later than the March 15th occurring immediately following the end of the Performance Period). Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes or duties and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 3(b). Prior to the issuance to the Grantee of Shares with respect to the vested Performance Units, the Grantee shall have no direct or secured claim in any specific assets of the Company or in such Shares, and will have the status of a general unsecured creditor of the Company.
(b)Withholding Requirements.
(i)Regardless of any action the Company takes with respect to any or all income tax, payroll tax, social security contributions and/or any other employment-related taxes and/or other tax-related withholding (but excluding any transfer taxes or duties) (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items owed by the Grantee is and remains the Grantee’s responsibility and that the Company (A) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award made under this Agreement, including the grant or vesting of the Performance Units, the subsequent sale of Shares; and (B) does not commit to structure the terms of the grant or any aspect of this award to reduce or eliminate the Grantee’s liability for Tax-Related Items.
(ii)Prior to the settlement of any vested Performance Units, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company.  In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee from the Grantee’s wages or other cash compensation paid to the Grantee by the Company.  Alternatively, or in addition, to the extent permissible under applicable law, the Grantee may elect to satisfy his or her tax obligations by one of the following methods: (A) a check or cash payment to the Company, (B) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Tax-Related Items, (C) authorizing the Company to withhold whole Shares which would otherwise be issued or transferred to the Grantee having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Tax-Related Items or (D)

any combination of (A), (B) and (C). Shares to be delivered to the Company or withheld may not have a Fair Market Value in excess of the minimum amount of the Tax-Related Items (or such greater withholding amount to the extent permitted by applicable accounting rules without resulting in variable accounting treatment). The Company may refuse to issue and deliver Shares in payment of any vested Performance Units if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items as described in this Section 3(b).
(c)Tax Indemnification. Notwithstanding the provisions of Section 3(b) above, each Grantee (in respect of himself or herself only) indemnifies the Company and each of its Subsidiaries, and holds the Company and each of its Subsidiaries harmless against and from any and all liability for any taxes or payments in respect of taxes (including social security and national insurance contributions, to the extent permitted by applicable law), arising as a result of, in connection with or in respect of the grant, purchase, vesting of, or other dealing in the Performance Units granted or issued pursuant to this Agreement, the acquisition, sale or other dealing in the Shares delivered or to be delivered to the Grantee pursuant to this Agreement.
SECTION 4. MISCELLANEOUS PROVISIONS.
(a)Data Privacy and Other Acknowledgments. By accepting the award provided for in this Agreement, the Grantee acknowledges and agrees that such award is subject to the provisions regarding data privacy and additional acknowledgments set forth in Appendix B. The Grantee shall review the provisions of Appendix B carefully. The Company reserves the right to impose other requirements on the award to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the award and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(b)Grantee Representations. The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of the Agreement and the Plan and the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of this award.
(c)Regulatory Restrictions on the Performance Units. Notwithstanding any provision of this Agreement or the Plan, the obligation of the Company to issue Shares in connection with the grant of Performance Units shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to this Agreement prior to the satisfaction of all legal requirements relating to the issuance of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.
(d)No Right to Continued Service. Nothing in this Agreement or the Plan shall confer upon the Grantee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any affiliated entity employing or retaining the Grantee) or of the Grantee, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(e)No Right as a Shareholder.
(i)The Performance Units constitute an unfunded and unsecured obligation of the Company. The Grantee shall not have any rights of a stockholder of the Company with respect to any Shares underlying the Performance Units unless and until Shares are issued in settlement of the Performance Units. Upon such issuance of Shares, the Grantee shall be the record owner of the Shares unless and until such Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company (including voting rights).
(ii)If a cash dividend is paid with respect to the Shares underlying the Performance Units, then the Target Award or, for dividends paid prior to settlement of the vested Performance Units in accordance with Section 3(a), the vested Performance Units shall increase by (A) the product of the total number of Shares subject to the Target Award, vested Performance Units and/or Section 3(b), as applicable, immediately prior to the dividend payment date multiplied by the dollar amount of the cash dividend immediately prior to such dividend payment date, divided by (B) the Fair Market Value of a Share as of the applicable dividend payment date, such amount rounded down to the nearest whole number. Any such additional Shares shall be subject to the same vesting conditions and payment terms as applicable to the underlying Performance Units as provided in this Agreement.
(f)Beneficiary. The Grantee may designate a beneficiary to receive settlement in connection with the Performance Units in the event of the Grantee’s death in accordance with the Company’s beneficiary designation procedures, as in effect from time to time. If the Grantee does not designate a beneficiary, or if the Grantee’s designated beneficiary does not survive the Grantee, then the Grantee’s beneficiary will be the Grantee’s estate.
(g)Notification. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective (i) upon personal delivery; (ii) upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid; or (iii) upon the Company’s sending of an email to the Grantee. A notice shall be addressed to the Company at its principal executive office and to the Grantee at the postal address that he or she most recently provided to the Company or at his or her Service email address, if any.
(h)Entire Agreement. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) relating to the subject matter hereof. In the event of a conflict between any provision of the Plan and this Agreement, the Plan shall control.
(i)Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.
(j)Nontransferability of Award. The Performance Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the date such Performance Units are settled under Section 3 above, except as may be permitted by the Plan or as otherwise permitted by the Committee in its sole discretion or pursuant to rules adopted by the Committee in accordance with the Plan. Any attempt to dispose of the Performance

Units or any interest in the Performance Units in a manner contrary to the restrictions set forth in this Agreement shall be void and of no effect.
(k)Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Grantee, the Grantee’s assigns and the legal representatives, heirs and legatees of the Grantee’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.
(l)Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, as such laws are applied to contracts entered into and performed in such state, without regard to principles of conflict of law.
(m)Award Subject to Clawback. This award and any Shares acquired pursuant to this award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
(n)Compliance With Section 409A of the Code. This Agreement and the Performance Units granted hereunder are intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the Performance Units to become vested and be settled upon the Grantee’s termination of Service, the applicable Shares shall be transferred to the Grantee or his or her beneficiary upon the Grantee’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Performance Units constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Holder is a “specified employee,” within the meaning of Section 409A of the Code and subject to Section 409A of the Code, then such Shares shall be transferred to the Grantee or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Grantee’s death.
SECTION 5. DEFINITIONS.
(a)“Cause” shall mean, with respect to the Grantee,
(i)any conviction or plea of nolo contendere to a felony;
(ii)any willful misconduct by the Grantee in connection with the performance of the Grantee’s Service for the Company, including, without limitation, (A) misappropriation of funds of the Company, (B) harassment of or discrimination against individuals on account of gender, race, religion, national origin or disability or retaliation against an individual for making any claim that the Grantee has so harassed or discriminated against such individual or (C) breach of a written policy of the Company; or
(iii)any disclosure of confidential or proprietary information of the Company or breach of any confidentiality, non-competition or non-solicitation covenant made by the Grantee for the benefit of the Company; provided, however, Grantee understands that (A) nothing contained in this Agreement limits Grantee’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”), (B) nothing contained in this Agreement limits Grantee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, and (C) nothing contained in this Agreement shall limit Grantee’s ability under applicable United States federal law to (x) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (y) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(b)“Disability” shall mean that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment as determined by the Board of Directors in its sole discretion.
(c)“Good Reason” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement with the Company, if any; or, if there is no such definition, “Good Reason” shall mean the occurrence of any of the following events without the Grantee’s consent, provided that the Grantee has complied with the Good Reason Process: (i) a material diminution in the Grantee’s responsibility, authority or duty; (ii) a material diminution in the Grantee’s base salary except for across-the-board salary reductions based on the Company and its Subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its Subsidiaries; or (iii) the relocation of the office at which the Grantee was principally employed as of the date of this Agreement to a location more than fifty (50) miles from the location of such office, or the Grantee being required to be based anywhere other than such office, except to the extent the Grantee was not previously assigned to a principal location and except for required travel on business to an extent substantially consistent with the Grantee’s business travel obligations as of the date of this Agreement.
(d)“Good Reason Process” shall mean that (i) the Grantee reasonably determines in good faith that a Good Reason condition has occurred; (ii) the Grantee notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) the Grantee cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) the Grantee has a termination of Service within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, and the Grantee has a termination of Service due to such condition (notwithstanding its cure), then the Grantee will not be deemed to have had a termination of Service for Good Reason.
(e)“Pro-Rata Fraction” shall mean a fraction with the numerator equal to the Grantee’s days of Service starting from the beginning of the Performance Period and ending on the date of termination of Service, and the denominator equal to the total number of calendar days in the Performance Period.
(f)“Retirement” means the Grantee’s termination of Service after the attainment of (i) at least 55 years of age with at least ten years of Service or (ii) at least 65 years of age; provided, however, Retirement shall not be deemed to have occurred if the Grantee’s Service is terminated by the Company for Cause, including termination of the Grantee’s Service for Cause following the Grantee’s written notice of Retirement to the Company.
(g)“Service” shall mean service as an employee of the Company or any of its Subsidiaries or Affiliates or as a member of the Board of Directors.
This award is conditioned upon the Grantee’s acceptance of the provisions set forth in this Agreement within 90 days after the Agreement is presented to the Grantee for review. If the Grantee fails to accept the award within such 90-day period, the award shall be null and void, and the Grantee’s rights in the award shall immediately terminate without any payment of consideration by the Company.

Darling Ingredients Inc.

By:
Date:         , 20__

Grantee

Name:
Target Award: _________